EXHIBIT 4.4
Asset Management Agreement
between
China Life Insurance Company Limited
and
China Life Insurance Asset Management
Company Limited

Table of Contents

1. DEFINITIONS AND INTERPRETATION	4

2. INVESTMENT MANAGEMENT OF ENTRUSTED ASSETS	6

2.1 Authorization	6
2.2 Addition to or Decrease of the Entrusted Assets	7
2.3 Independence of the Entrusted Assets	7
2.4 Reports	8
2.5 Accounting Responsibility	9

3. INVESTMENT GUIDELINES	9

3.1 Delivery of Investment guidelines	9
3.2 Amendment to Investment guidelines	9
3.3 Changes to Investment Guidelines	9

4. REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES	10
4.1 Representations and Warranties of Both Parties	10
4.2 Party A’s Representations and Warranties	10
4.3 Party B’s Representations and Warranties	11

5. PARTY A’S RIGHTS AND OBLIGATIONS	11

5.1 Party A’s Rights	11
5.2 Party A’s Obligations	12

6. PARTY B’S RIGHTS AND OBLIGATIONS	13

6.1 Party B’s Rights	13
6.2 Party B’s Obligations	13

7. RISK CONTROL	15

8. INSPECTION, SUPERVISION AND REVIEW	16

9. INVESTMENT MANAGEMENT FEES AND OTHER EXPENSE	16

9.1 Definition of Investment Management Fees	16
9.2 Calculation of Investment Management Fees	17
9.3 Payment of Fixed Rate Fee	17
9.4 Payment of Floating Fee	18
9.5 Third Party Cost and Expense	19

10. CONFLICTS OF INTEREST AND PROHIBITED ACTIVITIES	19

11. CONFIDENTIALITY	21

12. BREACH OF CONTRACT AND INDEMNIFICATION	22

13. FORCE MAJEURE	23

14. TERMINATION	24

15. PERFORMANCE	25

16. NOTICES	26

17. ASSIGNMENT	26

18. SEVERABILITY	26

19. GOVERNING LAW AND DISPUTE RESOLUTION	26

20. EFFECTIVENESS, COUNTERPARTS AND OTHERS	27

EXHIBIT:	28

This Asset Management Agreement (“Agreement”) was entered into by and between the following two parties in Beijing on December 30, 2010 in accordance with applicable laws, regulations and rules:
•	China Life Insurance Company Limited (“Party A”) Address: China Life Plaza, 16 Financial Street, Xicheng District, Beijing

•	China Life Insurance Asset Management Company Limited (“Party B”) Address: 20/F, China Life Center, 17 Financial Street, Xicheng District, Beijing
WHEREAS,
(1)	Party A is a duly organized and validly existing joint stock company engaging in life insurance business.
(2)	Party B is a duly organized and validly existing company qualified to carry out investment management of insurance funds.
THEREFORE, based upon the principle of mutual benefit, through friendly negotiation, both parties agree as follows:
1.	Definitions and Interpretation.
1.1	“Entrusted Assets” refer to the insurance assets entrusted by Party A to Party B for the purpose of investment management, which include the insurance assets entrusted by Party A to Party B for investment management before this Agreement comes into effect, the funds and assets remitted or transferred into the Fund Account by Party A from time to time during the term hereof, and the assets and income arising from the investment management of such funds, but which exclude the funds remitted by Party B into the designated account of Party A upon Party A’s instructions under this Agreement.
“Entrusted Investment Categories” refer to all of the investment categories both parties are qualified to make and Party A has authorized or permitted Party B to make and permitted under current laws and regulations.
1.2	“Entrusted Investment Management” refers to the professional investment operation of the Entrusted Assets and the related services provided by Party B in the name of Party A in accordance with this Agreement, the Investment Guidelines formulated by Party A and the Insurance Law of the People’s Republic of China, Tentative Regulations on the Administration of Insurance Asset Management Companies, Interim Measures for the Administration of Utilization of Insurance Funds and other applicable laws and regulations, as well as applicable rules of regulatory authorities.

1.3	“Custodian” refers to the commercial bank qualified to have custody of the insurance funds and designated by Party A to keep custody of the Entrusted Assets under this Agreement.
1.4	“Investment Guidelines” refer to the written document formulated by Party A for the purpose of carrying out the entrusted investment business and amended by Party A from time to time as maybe required, defining the scope, categories and proportions of the investment by Party B; setting forth the limitations on investment strategies, the trading parties, the acceptable degree of risks of the investment by Party B, service requirements and performance evaluation methods; and providing, among other things, objectives of investment return and investment criteria.
1.5	“Fund Account” refers to the bank account opened by Party B in the name of Party A and used exclusively for the deposit of entrusted investment funds and the settlement of entrusted investment business. The name of such Fund Account is “Account of Insurance Funds of China Life Insurance Asset Management Company Limited Entrusted by China Life Insurance Company Limited
1.6	“Securities Account” refers to the special securities account Party A has authorized Party B or the Custodian to duly open in the name of Party A for the Entrusted Assets.
1.7	“Strategic Investment Decisions (Directives)” refer to the strategic arrangement made by Party A in respect of investment according to the need of business and company development, including, among other things, priority arrangement on investment and implementation of individual investment acts, being either effective supplement to the Investment Guidelines or specific investment acts under the Investment Guidelines.
1.8	“Party A Directives” refer to the directives to transfer out funds and the Strategic Investment Decisions (Directives) made by Party A to Party B in written with respect to matters relating to the investment and management of the Entrusted Assets and which Party B is required to implement. Under urgent circumstances, Party A may make such directives by phone, however, it shall provide written confirmation promptly after such circumstances have ended.
1.9	“Party A Notice” refers to any of the written documents Party A sends to Party B requesting Party B to put adequate focus and take necessary actions with respect to matters relating to the investment and management of the Entrusted Assets in order to protect the interest of Party A.

1.10	“Party A Reminder” refers to any of the written documents Party A sends to Party B requesting Party B to put adequate focus on time arrangement, business plan, report implementation and risk control with respect to the Entrusted Investment Management and which Party B shall implement.
1.11	“Service Standards Manual” refers to the Exhibit attached hereto entitled “Service Standards Manual for Asset Management by China Life Insurance Asset Management Company Limited Authorized by China Life Insurance Company Limited”, the written document setting forth the specific contents, manner and other details of the investment management services provided by Party B to Party A pursuant to the master agreement.
2.	Investment Management of Entrusted Assets.
2.1	Authorization.
2.1.1	Party A shall entrust the Entrusted Assets to Party B for investment management, provided that Party A shall have the ownership of the Entrusted Assets. During the term of this Agreement, Party A shall retain the ownership of the Entrusted Assets and shall be entitled to investment gains of, and bear the investment losses of, the Entrusted Assets. However, Party B shall bear the losses incurred due to Party B’s action unauthorized under this Agreement and Investment Guidelines and without Party A’s consent.
2.1.2	Party B’s implementation of the investment management of Entrusted Assets shall comply with laws, regulations, provisions and applicable requirements of insurance regulatory authorities, as well as the Investment Guidelines formulated and/or revised by Party A in accordance with this Agreement. Party B shall owe fiduciary duty and diligence duty to Party A. Party B shall conduct the investment management of Entrusted Assets with due care and with the same degree of experience, skills, judgment and care as those used for its own funds. Subject to the above provisions, Party B shall have discretion over the decision-making and operations of the Entrusted Assets.
2.1.3	Party B shall cooperate with the Strategic Investment Decisions made by Party A for the business or company development need. However, such investment may not be included in the year-end performance evaluation of Party B.

2.1.4	Upon Party A’s approval or acknowledgement and after carrying out necessary authorization procedures, Party B may employ auditors, actuaries, attorneys and other professionals in the name of Party A for the purpose of this Agreement.
2.1.5	Party A shall, within 30 business days following the execution of this Agreement or at any other time mutually agreed by both parties, carry out such authorization procedures necessary to enable Party B to conduct investment management for the Fund Accounts and Securities Account relating to the Entrusted Assets (the “Special Accounts”). Existing authorizations shall continue to be valid. The Special Accounts shall be used only for the investment management of the Entrusted Assets.
2.2	Addition to or Decrease of the Entrusted Assets.
Party A may, within the term of this Agreement, based on Party A’s need for operating funds, increase or decrease Entrusted Assets in the manner provided in the Service Standards Manual.
2.3	Independence of the Entrusted Assets.
2.3.1	Entrusted Assets shall be independent from the non-entrusted assets of Party A, and independent from the self-owned assets of Party B and other assets managed by Party B.
2.3.2	Rights and obligations arising out of Party B’s management and use of Entrusted Assets shall not be set off by rights and obligations arising out of the self-owned assets of Party B. Rights and obligations arising out of Party B’s management, use and disposition of Entrusted Assets shall not be set off by rights and obligations arising out of Party B’s management and use of the assets entrusted to it by others.
2.3.3	In the event that civil disputes arise between Party B and other entities or individuals, Entrusted Assets shall not be seized, frozen, or set off. Without Party A’s consent, no security, mortgage or pledge shall be created on Entrusted Assets.

2.3.4	Party B shall not assert that the creditors of the debts not arising from the investment of Entrusted Assets have enforceable right on such debts. Party B shall take reasonable actions to ensure that such creditors shall not exert rights on Entrusted Assets.
2.3.5	In the event that Party B is liquidated due to dissolution, cancellation, or declaration of bankruptcy under the law, Entrusted Assets shall not be listed as its liquidation assets.
2.4	Reports.
2.4.1	Party B shall, in accordance with the requirements of Service Standards Manual and Investment Guidelines, provide to Party A financial, investment and risk reports and market analysis reports of Entrusted Assets. The reports provided by Party B shall fully reflect its professional capability and service quality.
2.4.2	Party B shall, in accordance with external regulatory, disclosure and internal management requirements of Party A, prepare financial reports under both PRC accounting standards and accounting principles as required by the stock exchange on which Party A is listed, and provide other accounting information required by Party A.
2.4.3	Party B shall ensure that the reports, statements, descriptions and information described under the foregoing sections are true, complete, prompt, accurate and in compliance.
2.4.4	Party A shall have the ownership of the data and files generated by the operation and management of Entrusted Assets under this Agreement. Party A shall have the right to obtain all the information, such as business data, transaction data and financial condition, relating to Entrusted Assets and investments thereof. Party A shall have the right to read, inspect, duplicate accounting statements, related books, and vouchers of Entrusted Assets, and transaction records, computer data, agreements, resolutions and relevant management system of investment business, as well as documents and statements requested by Party A under this Agreement, and shall have the right to request Party B to make necessary explanations.

2.5	Accounting Responsibility.
Party A shall undertake the accounting responsibility of Entrusted Assets, and shall be ultimately liable for accounting responsibility of Entrusted Assets. Party A, as the owner of the entrusted assets, shall provide to Party B the accounting method and assets valuation method of the Entrusted Assets under PRC Enterprise Accounting Principles and International Financial Reporting Standards. Valuation of the Entrusted Assets shall be conducted in accordance with the valuation method issued by China Life Insurance (Group) Company. Party B shall, in accordance with the requirements of Service Standards Manual, conduct accounting and financial management of entrusted assets, and be responsible for the quality of the accounting work.
3.	Investment Guidelines.
3.1	Delivery of Investment guidelines.
Within the term of this Agreement, Party A shall formulate the Investment Guidelines yearly and, within 90 business days following the start of each year, provide to Party B in written the Investment Guidelines. If Party A does not provide the Investment Guidelines in a timely fashion, the Investment Guidelines most recently delivered by Party A shall apply to Party B’s management of Entrusted Assets.
3.2	Amendment to Investment guidelines
3.2.1	During the term of this Agreement, Party A may amend the Investment Guidelines from time to time as it deems necessary and shall provide to Party B any such amendment. Party B shall, starting from the date on which it receives Party A’s notice on the amendment to Investment Guidelines, conduct the investment operation in accordance with the amended Investment Guidelines.
3.2.2	Party A shall consult with Party B for its professional opinion in formulating or revising the Investment Guidelines in accordance with this Agreement, and Party B shall provide such opinion.
3.3	Changes to Investment Guidelines.
3.3.1	If Party B has disagreement over the amended Investment Guidelines, it shall, within three business days after receiving the notice, notify Party A and state its reasons in written. Party A shall, within three business days after receiving Party B’s notice, give written response. During such disagreement period, Party B shall implement the original Investment Guidelines;

3.3.2	If Party A decides to keep the amendment, Party B shall comply. If Party A withdraws the amendment, the original Investment Guidelines shall apply.
4.	Representations and Warranties of Both Parties.
4.1	Representations and Warranties of Both Parties.
Each party hereto shall make the following representations and warranties to the other party that:
4.1.1	It shall have the capacity and capability to execute and perform this Agreement, and shall have the full rights and authorization to execute this Agreement, including, without limitation, approvals, consents or permits from relevant government departments and regulatory authorities, as well as the internal corporate authorizations;
4.1.2	This Agreement shall become binding and enforceable upon it after this Agreement comes into effect in the manner stipulated in the Agreement; and
4.1.3	Its execution and performance of this Agreement shall not be in conflict with its current articles of association, internal by-laws, or any other agreements, documents and obligations to which it is a party, and shall not be in violation of any current laws, regulations, rules, judgments, verdicts, administrative authorizations, orders or decisions applicable to both parties.
4.2	Party A’s Representations and Warranties.
4.2.1	It shall ensure that Entrusted Assets shall be legally obtained and can be legally invested by Party B in accordance with relevant provisions and requirements of laws, regulations and regulatory authorities. It shall ensure that Investment Guidelines and investment instructions it provides to Party B under this Agreement shall comply with relevant provisions and requirements of laws, regulations, insurance regulatory authorities and other regulatory authorities;
4.2.2	It shall bear any losses on Entrusted Assets or other funds of Party A arising from the operational risks of other parties to the transactions, including, without limitation, the liquidation of relevant banks; However, losses incurred due to Party B’s fault shall be assumed by Party B;

4.2.3	It shall acknowledge and agree that Party B shall not make undertakings or guarantees for the investment gains of Entrusted Assets under this Agreement, and shall not undertake or guarantee that Entrusted Assets shall not suffer losses.
4.3	Party B’s Representations and Warranties.
4.3.1	It shall be equipped with experienced professionals appropriate for the scale and categories of Entrusted Assets to be in charge of the investment and management of Entrusted Assets, including, without limitation, the custodian, liquidation and settlement of Entrusted Assets not in the custodian of a third party.
4.3.2	It shall have established sound internal risk controls, inspection and audit, financial management and personnel administration systems and ensure the effectiveness of internal controls;
4.3.3	It shall establish adequate and reliable catastrophe recovery system as soon as possible, and maintain the feasibility and effective implementation of the system. Such catastrophe recovery system shall be able to handle various risks, calamities and disasters, and ensure that it shall, after the occurrence of catastrophes, continue to perform such obligations as investment management, liquidation and settlement, and cash management within the time period as requested by Party A, and comply with the basic business requirements on the management of Entrusted Assets; and
4.3.4	It shall not engage in activities prohibited by this Agreement and other activities prohibited by laws, regulations and regulatory authorities.
5.	Party A’s Rights and Obligations.
5.1	Party A’s Rights.
5.1.1	It shall have the ownership and relevant rights of Entrusted Assets and investment gains thereof;
5.1.2	It shall be entitled to the economic benefits that are supposed to belong to it due to Party B’s unfair treatment to the Entrusted Assets, Party B’s self-owned assets and other assets entrusted by a third party.

5.1.3	It shall have the right supervise, inspect, examine and evaluate investment operation of Entrusted Assets under this Agreement;
5.1.4	It shall have the right to give instruction on issues which may exist in respect of the operation and management of investment, liquidation and settlement, accounting valuation and risk controls by Party B, as well as service quality, and to advise on improvement;
5.1.5	It shall, within the duration of this Agreement, have the right to designate a third party Custodian as according to regulatory policies or business needs;
5.1.6	It shall have the right to send directives, notices and reminders to Party B within the scope of this Agreement;
5.1.7	It shall have the right to replace investment manager in accordance with this Agreement;
5.1.8	Subject to regulatory requirements and Party B’s obligations to other entrusting parties, it may check the accounting system of Party B and request Party B to state the reasons for significant issues in writing;
5.1.9	Such other rights as provided herein; and

5.1.10	Such other rights as provided by laws and regulations.
5.2	Party A’s Obligations.
5.2.1	Party A shall, in accordance with this Agreement, pay fees for the management of Entrusted Assets and related payments and expenses in a timely fashion;
5.2.2	It shall formulate and provide Investment Guidelines in a timely fashion;
5.2.3	It shall provide to Party B periodically cash flow forecast of the debtor of Entrusted Assets and information that may be subject to significant change. It shall promptly consult with Party B in regard to any significant event that may affect cash flow, such as significant changes of insurance market, company products and adjustment to channel strategies. With respect to the transfer of relatively large-scale fund as requested by the debtor of Entrusted Assets, it shall consult with and notify Party B in advance, and cooperate with Party B to lessen the effect of such transfer on investment of Entrusted Assets;

5.2.4	It shall, within the term of this Agreement, take any necessary actions to assist Party B in performing its obligations hereunder, including, without limitation, execution of necessary documents;

5.2.5	Such other obligations as provided herein; and
5.2.6	Such other obligations as provided by laws and regulations.
6.	Party B’s Rights and Obligations.
6.1	Party B’s Rights.
6.1.1	Unless otherwise provided by laws, regulations or this Agreement, subject to Investment Guidelines, Party B shall have the right to conduct investment management and make investment instructions with respect to Entrusted Assets under this Agreement, without giving prior notice to Party A;
6.1.2	It shall, in accordance with this Agreement, conduct liquidation and settlement with respect to assets not under the custody of third party;
6.1.3	It shall collect the investment management service fees in accordance with this Agreement;
6.1.4	It shall have the right to give professional advice on the formulation and amendment of Investment Guidelines;
6.1.5	It shall have the right to give professional advice on the choice and examination by Party A of third party independent Custodian;
6.1.6	Such other rights as provided herein; and

6.1.7	Such other rights as provided by laws and regulations.
6.2	Party B’s Obligations.
6.2.1	Party B shall honestly, carefully and diligently manage the Entrusted Assets;
6.2.2	Party B shall, in accordance with laws, regulations, regulatory requirements, this Agreement, Investment Guidelines and Party A’s written directives, conduct Entrusted Investment Management and respond effectively to Party A Notices and Party A Reminders in a timely fashion and take necessary actions to implement such notices and reminders;

6.2.3	Party B shall, in accordance with this Agreement, Service Standards Manual and Investment Guidelines, perform obligations such as special management, accounting responsibility, report obligation, risk control, file management, system management and other service obligations;
6.2.4	Party B shall be responsible for the custody, liquidation, settlement, accounting and cash management of Entrusted Assets not under the custody of third party;
6.2.5	Party B shall actively assist and cooperate with Party A when Party A entrusts the independent custody of entrusted assets to third party. Both parties shall enter into written agreement additionally to provide for such matters as Party B’s obligations and work process in regard to the custody of assets;
6.2.6	It shall cooperate with outside auditor consented to by Party A in the audit of Entrusted Assets;
6.2.7	It shall initiatively assist in the implementation of Party A’s investment management system and financial system, provide relevant data required by such implementation;
6.2.8	It shall cooperate with Party A in the inspection of Entrusted Assets, and within a reasonable period, provide provisional data and material required by regulatory authorities and management of Party A;
6.2.9	It shall notify Party A promptly of any loss on Entrusted Assets or funds of Party A as a result of operating risk of other party to the transaction, and shall have the right of recourse in the name of Party A or Party A’s investment manager in accordance with Party A’s authorization;
6.2.10	According to Sarbanes Oxley Act, as a company controlled by Party A, Party B is obliged to comply with Section 404, including the evaluation of internal control and internal audit accepting external auditors. Party B shall be subject to the annual quality inspection of Section 404 internal control evaluation, and report the results of such evaluation as requested by Party A;

6.2.11	Party B shall share with Party A the outside research sources and communication opportunities with respect to Entrusted Assets;
6.2.12	Such other obligations as provided herein; and

6.2.13	Such other obligations as provided by laws and regulations.
7.	Risk Control.
7.1	Party B shall, in accordance with relevant rules and requirements of regulatory authorities, form risk management department and establish sound investment management system and risk control system, inspect and supervise the investment business of Entrusted Assets. It shall inform Party A in a timely fashion of abnormalities or violations in the transactions of the Entrusted Assets. Party A may inspect the establishment and implementation of the investment management and risk control systems by Party B, and Party B shall give adequate cooperation for the risk management measures taken by Party A with regard to Entrusted Assets.
7.2	Party B shall formulate the Emergency Management Plan for Significant Unexpected Events of Insurance Asset Management (including emergency management plan for significant unexpected events of all Entrusted Investment Categories) in accordance with applicable provisions issued by the China Insurance Regulatory Commission and provide it to Party A for record.
7.3	Party B shall formulate, establish and continuously improve relevant rules and systems. In particular, Party B shall establish necessary internal control systems in respects of, among other, the personnel, financial affairs and accounts with regard to the Entrusted Assets and the assets owned by Party B or entrusted by other parties, so as to ensure the impartiality, fairness and independence of the investment management operation.
7.4	Party A and Party B shall co-chair the risk control meetings, to discuss and reach resolutions on issues requiring special attention, sudden events and important information. If either party deems it necessary to hold such risk control meetings on issues requiring special attention, sudden events and important information, it shall have the right to convene such meetings and the other party shall be obligated to cooperate.

8.	Inspection, Supervision and Review.
8.1	Party A may conduct on-site or non-on-site inspection and supervision of the management of Entrusted Assets on a regular or non-regular basis, and Party B shall provide convenience and assistance.
8.2	Party B shall cooperate with Party A in relevant supervision and inspection of Entrusted Assets by regulatory authorities. Party B shall promptly notify Party A of the status of regulatory authorities’ inspection.
8.3	Party B shall assist the auditor personnel of Party A or engaged by Party A for the audit of Entrusted Assets in their work.
8.4	Party A may designate representatives to Party B, who shall supervise Party B’s performance of this Agreement and Investment Guidelines on behalf of Party A. As long as Party B is not in violation of its confidentiality obligations to other entrusting parties, Party A may send special personnel to participate in Party B’s business meetings and business research related to Entrusted Assets under this Agreement, and Party B shall give active cooperation. However, Party A’s representatives shall not interfere with normal investment management activities of Party B.
8.5	Supervision by Custodian. Party B shall be subject to the supervision of its investment activities by the Custodian designated by Party A, and cooperate with the compliance inspection by Custodian, check with Custodian the status of Entrusted Assets in a timely fashion, provide relevant information and be responsible for the truthfulness and accuracy of such information.
8.6	Performance Review. Party A shall, within 90 business days after the submission of the annual final account data to Party A by Party B, review and evaluate the investment status of the entrusted assets for that year and related services provided by Party B in accordance with this Agreement, Investment Guidelines and related rules on investment performance review, to determine the plan for payment of floating fee and notify Party B in writing.
9.	Investment Management Fees and Other Expense.
9.1 Definition of Investment Management Fees.
Investment management fees refer to the compensation Party A shall pay to Party B in accordance with the rates, calculation method and payment procedures set forth in this Agreement for investment management of Entrusted Assets and services provided by Party B under this Agreement. Investment management fees include fixed rate fee and floating fee.

9.2	Calculation of Investment Management Fees.
9.2.1	Calculation Method of Investment Management Fees.
(1)	For assets under the custody of Custodian: service fee for investment assets shall be calculated based on the net asset value of total assets at the end of any given day on a daily basis. The calculation formula shall be as follows:

F = (V x R) ÷ 360 (“F” stands for daily service fee for investment assets; “V” stands for net value of investment assets at the end of any given day; and “R” stands for the annual rate applicable to investment assets.)
(2)	For assets not under the custody of Custodian: service fee for investment assets shall be calculated based on the average net asset value of total assets at the end of any given monthly on a monthly basis. The calculation formula shall be as follows:

FR = ( x R) ÷ 12 (“FR” stands for monthly service fee for investment assets; “” stands for monthly average net value of investment assets ( = (V at the end of previous month + V at the end of this month) ÷ 2); and “R” stands for the annual rate applicable to investment assets.)
9.2.2	The applicable annual rate for investment assets is fixed to 50/000.
9.3	Payment of Fixed Rate Fee.
9.3.1	Payment of fixed rate fee shall be made on a monthly basis.
9.3.2	With respect to assets not under third party’s custody, Party B shall, within the first five days (excluding public holidays) of any given month, send the soft copy of the list and calculation basis for the fee payable for the previous month to Party A. Party A shall, within ten business days upon the receipt of such report, conduct on-site review at Party B, and shall notify Party B by phone after confirming the report. Party B shall provide Party A with the hard copy of the list and calculation basis for the fee payable for the previous month and issue the related invoice.

9.3.3	If Party A have disagreement over the aforementioned report, bills and breakdowns, it shall, within 10 business days after notifying Party B in writing, produce sufficient evidence showing that the amount of the investment management fee is unreasonable. Both parties shall immediately negotiate on resolution of such disagreement, until the amount of the fee is determined.
9.3.4	If Party A has not presented disagreement, it shall, within 30 business days after receiving hard copy of the aforementioned report, the list and calculation basis of management fee and invoice, pay the management fee. If Party A has got a reminder from Party B but still fails to pay such management fee in a timely manner, Party B shall impose a default rate at 0.021% for each day overdue, except in the event of force majeure.
9.3.5	The calculation, confirmation, dispute resolution and payment procedures of the management fee for assets under third party’s custody shall be in accordance with the provisions above. However, the Custodian shall be responsible for the calculation of fee and delivery of the report. Party B shall provide such report to Party A for its review after confirming with the Custodian,.
9.4	Calculation and Payment of Floating Fee.
Calculation and payment of floating fee shall be made on a yearly basis. Party A shall review and evaluate the investment status of the Entrusted Assets and related services provided by Party B for the current year, and determine the rate of the floating fee for that year based on the performance score given in connection with such review. Floating management fee for the current year equals to the product of the base multiply by the payment ratio. The base for the floating management fee equals to 20% of the fixed management fee for the current year. Payment ratio for the floating management fee for the current year equals to the result of a formula: (performance score-60)÷40. If such product is a positive value, payment shall be done before September 1 of the following year; If such product is a negative value, amounts corresponding to such value shall be deducted from the fixed management fee payable in the following year. The method of performance review shall be reflected in the Investment Guidelines.

9.5	Third Party Cost and Expense
9.5.1	Definition and scope.
Third party cost and expense shall mean the cost and expense charged by a third party and incurred by Party B in performing the investment management service under this Agreement, except for the investment management fee paid by Party A to Party B under this Agreement, including, without limitation, any expense arising from the engagement by Party B in the name of Party A of such outside auditors, actuaries, lawyers or other professionals as designated by Party A or recommended by Party B and approved by Party A for the purpose of this Agreement, and any transaction fees or bank expenses incurred in connection with this Agreement.
9.5.2	Third party cost and expense shall be borne by Party A to the extent of the actual amounts incurred. Subject to different situations, the payments of the third party cost and expense may be made by Party A directly to the third party or withdrawn by Party B or the Custodian with Party A’s authorization directly from the Entrusted Assets. Party B shall under no circumstances be obligated to pay the third party cost and expense with its own funds.
9.5.3	Party A shall not be obligated to bear any cost and expense other than those provided under this Agreement.
10.	Conflicts of Interest and Prohibited Activities.
10.1	Party A hereby recognizes that, when Party B conducts investment management of Entrusted Assets and, at the same time, in regard to its own assets or the assets of any third party, conflicts of interest may arise in respect of (but not limited to) the distribution of resources, provision of services and allocation of investment opportunities.
10.2	When Party B determines in its professional judgment that there is an existing or possible conflict of interest, Party B shall notify Party A of such conflict of interest in a timely fashion.
10.3	Party B shall, in the principle of trust, fairness and reasonableness, take any necessary action or measure to deal with such conflicts of interest, to ensure that Party A’s legal interests are not damaged.

10.4	Party B shall not engage in any of the following activities:
10.4.1	Using Entrusted Assets under this Agreement to pursue its own interest or the interest of any third party, in the event that Party B uses Entrusted Assets to pursue its own interest or the interest of any third party, the interest so gained by Party B shall belong to Entrusted Assets;
10.4.2	Without Party A’s prior written consent, transferring the right to manage the Entrusted Assets under this Agreement to any third party;
10.4.3	Without Party A’s prior written consent, lending the Entrusted Assets or any investment attributable to Party A or ownership documents or documents evidencing the rights to investments to any third party;
10.4.4	Without Party A’s prior written consent, conducting transaction between Entrusted Assets and its own assets or assets entrusted by it a third party;
10.4.5	Engaging in investment activities in the name of Party A using funds or assets not under the name of Party A, or engaging in investment activities in the name of others using funds or assets under the name of Party A;
10.4.6	Treating Entrusted Assets unfairly, including putting the transactions of Party B’s own business or other entrusted assets in prior order to the transactions of Entrusted Assets, or putting the business of any third party who has interested relationship with Party B in prior order;
10.4.7	Giving preferential consideration or arrangement to Party B’s own business or other entrusted assets, or the business of any third party who has interested relationship with Party B with respect to the arrangement of professionals;

10.4.8	Not providing to the investment managers responsible for Entrusted Investment Management the information and support of the same adequacy as the information and support provided to investment managers responsible for management of other entrusted assets with respect to information technology, accounting and financial management, the review, analysis, research and consulting of investment risk;

10.4.9	Misappropriation of Entrusted Assets;

10.4.10	Mixing the management of assets of Party A with assets of other entities;

10.4.11	Engaging in such investment as maybe resulting in Party A’s undertaking of unlimited liability or credit transactions using Entrusted Assets; or

10.4.12	Other activities prohibited by laws, regulations or this Agreement.
11.	Confidentiality.
11.1	Party B shall keep confidential any information relating to Party A or Entrusted Assets made known to Party B in the execution and performance of this Agreement, and without Party A’s prior written consent, Party B shall not disclose such information to any one. Party B’s confidentiality obligation hereunder shall survive the invalidity, release or termination of this Agreement. However, the following information may be exempted: information publicly available; information obtained by Party B from other party who, to Party B’s knowledge, has no confidentiality obligation to Party A; information obtained not in connection with the performance of this Agreement; information required to be disclosed under laws, regulations, government or court orders or arbitration body’s request, provided that Party B shall, to the extent permitted by law and feasible, notify Party A in advance and state in the disclosure that “This is the commercial secret of the listed company and without the prior written consent of the listed company it shall not be disclosed to anyone”, and if Party B is required to disclose to court or arbitration body any confidential information, it shall also advise such court or arbitration body of Party A’s rights hereunder; disclosure for compliance with any securities trading rules; and other information whose disclosure is consented to by Party A in writing in advance.
11.2	With respect to any information relating to Party A or Entrusted Assets as described above, Party B may use such information only for the matters provided in the Agreement and not for any purpose other than the purpose of this Agreement.

11.3	Party A shall keep confidential any commercial information or investment technique of Party B made known to Party A during the performance of this Agreement. Unless otherwise provided by laws, regulations or this Agreement, it shall not disclose or use such information in any way without Party B’s prior written notice. Party A’s confidentiality obligation hereunder shall survive the invalidity, release or termination of this Agreement. However, the following information may be exempted: information publicly available; information obtained by Party A from other party who, to Party A’s knowledge, has no confidentiality obligation to Party B; information obtained not in connection with the performance of this Agreement; information required to be disclosed under laws, regulations, government or court orders or arbitration body’s request, provided that Party A shall, to the extent permitted by law and feasible, notify Party B in advance”, and if Party A is required to disclose to court or arbitration body any confidential information, it shall also advise such court or arbitration body of Party B’s rights hereunder; disclosure for compliance with any securities trading rules; and other information whose disclosure is consented to by Party B in writing in advance.
11.4	The references to Party A and Party B under this section shall include, without limitation, Party A, Party B, and the directors, supervisors, employees, agents or agency of Party A or Party B.
12.	Breach of Contract and Indemnification.
12.1	Party A’s violation of its representations, warranties or other provisions hereunder shall constitute Party A’s breach of this Agreement. Party A shall indemnify Party B for losses suffered by Party B as a result of such breach. Party B shall be entitled to give Party A written notice to terminate this Agreement in the case of substantial losses caused by Party A’s breach. The Agreement shall be terminated on the thirtieth day following the receipt of such written notice by Party A, unless otherwise waived by Party B.
12.2	Party B’s violation of its representations, warranties or other provisions hereunder, the written directives given by Party A hereunder, shall constitute Party B’s breach of this Agreement. Party B shall indemnify Party A for substantial losses suffered by Party A as a result of such breach, and Party B shall not receive the investment management fee for the current period if it has not made such compensation. Party A shall be entitled to give Party B written notice to terminate this Agreement. The Agreement shall be terminated on the thirtieth day following the receipt of such written notice by Party B, unless otherwise waived by Party A.

12.3	If Party B’s negligence, error in operation, deficiency in the amount of securities and funds, default in provisions of agreements with a third party, system malfunction or employees’ fraud results in any loss on Entrusted Assets, Party B shall indemnify the direct loss resulting therefrom and undertake the civil liability.
12.4	The indemnification liability and civil liability of any party prior to the termination of this Agreement shall survive the termination.
13.	Force Majeure
13.1	An event of force majeure refers to any circumstance that cannot be reasonably predicted, avoided and overcome. Such event cannot be reasonably controlled, predicted, or avoided even if predicted, and overcome by the affected party, and occurs after the execution of this Agreement, which makes the performance of this Agreement in whole or in part impossible or impracticable as a matter of fact, including but not limited to any situation where performance is impossible without unreasonable expenditure, however, events which can be overcome by Party B’s catastrophe system shall be excluded.
13.2	If either party fails to perform in whole or in part its duties under this Agreement due to an event of force majeure, the performance of such duties shall be suspended during the period of such event of force majeure.
13.3	A party that claims that it has been affected by an event of force majeure shall notify the other party of such event of force majeure in writing in the shortest period possible, and shall provide appropriate evidence of the existence and duration of such event of force majeure to the other party within fifteen (15) days after its occurrence. A party that claims that the performance of this Agreement is objectively impossible and impractical due to such event of force majeure shall take any reasonable measures to cure or lessen the effect caused by such event of force majeure.
13.4	When an event of force majeure occurs, both parties shall consult with each other regarding the performance of this Agreement. Once the event of force majeure or its effect ceases or is cured, both parties shall immediately resume the performance of their respective obligations hereunder.

14.	Termination.
14.1	This Agreement shall be terminated upon occurrence of any of the following events:
14.1.1	One party’s breach of contract results in substantial loss of the other party and the other party requests to terminate this Agreement;
14.1.2	The term of the Agreement expires or a renewed term expires without further renewal;
14.1.3	Both parties agree to terminate this Agreement;
14.1.4	Party A sends written notice to Party B to terminate this Agreement when Party A is required by regulators or laws of the jurisdiction where it is listed to rescind the investment entrusting relation with Party B; or
14.1.5	Any party becomes insolvent or becomes subject to bankruptcy, liquidation, compulsory dissolution or receivership.
14.2	In the event that one party terminates this Agreement, this Agreement shall be terminated on the thirtieth day following the receipt by the other party of the written notice to terminate.
14.3	Obligations upon Termination.
14.3.1	Upon the termination of this Agreement, Party A may notify Party B in writing to handle the Entrusted Assets following all the steps set forth in the notice. Party B shall, in accordance with Party A’s requirements, assist Party A handling the Entrusted Assets on an honest and fiduciary basis.
14.3.2	Upon the termination of this Agreement, unless otherwise explicitly instructed by Party A, Party B shall not conduct any investment or send any directives in regard to Entrusted Assets.
14.4	Upon the termination of this Agreement, all of the responsibilities and obligations of Party A and Party B shall be terminated, except the followings:
14.4.1	Party B shall deliver the records relating to Party A or Entrusted Assets under this Agreement to Party A or Party A’s authorized representatives;

14.4.2	Party B shall cooperate with Party A to transfer the Entrusted Assets to the new investment manager of Party A forthwith, and shall, at the request of Party A, transfer relevant materials to such investment manager in a timely and orderly fashion, and cooperate with Party A to complete other transfer work. Also, Party B shall submit the report on the investment operation of Entrusted Assets; and
14.4.3	The termination of this Agreement shall not affect the rights of one party over the other party under laws, regulations or this Agreement, including, among other things, the claims to default, damages and compensation.
15.	Performance.
15.1	After Party A has been listed on the Hong Kong Stock Exchange (the “HKSE”) and the Shanghai Stock Exchange (the “SSE”), the transactions under this Agreement shall constitute connected transactions as described by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (“Listing Rules”). According to the Listing Rules, such transactions shall be conducted only after obtaining an exemption from the HKSE or upon the approval by independent shareholders, or on the condition of conforming with any other provisions concerning connected transactions in the Listing Rules. Therefore, the performance of this Agreement related to such connected transactions shall be subject to the approval of the HKSE or compliance with any other stipulations concerning connected transactions in the Listing Rules. Both Party A and Party B agree to observe the relevant stipulations of the Listing Rules.
The performance of this Agreement may cause Party A to carry out necessary procedures for approval and disclosure for complying with related listing rules of HKSE or SSE or other applicable regulatory rules. Party B shall be obliged to cooperate with Party A during the performance of such procedures.
15.2	If the exemptions from the HKSE and SSE contain additional conditions, this Agreement shall be performed in accordance with such additional conditions. Both Party A and Party B agree to strictly observe such conditions.
15.3	Both parties shall take such further actions and measures as to fully and effectively perform this Agreement, including but not limited to determining the implementation plan or detailed measures in accordance with the principles provided herein and on the condition of not violating the provisions agreed upon herein.

16.	Notices.
All notices relating to the Agreement shall be in writing and shall be delivered by overnight courier, fax or mail. Notices sent by overnight courier shall be deemed delivered upon delivery. Notices sent by fax shall deemed delivered upon successful transmission, provided that a fax confirmation report produced by the fax machine showing the successful transmission of the notice is provided by the sending party. Notices sent by mail shall deemed delivered on the third (3rd) business day after it has been posted (if the last day is a Sunday, or statutory holiday, such day shall be the next business day).
The addresses of the parties for the delivery of notices are as follows:

China Life Insurance Company Limited	China Life Insurance Asset Management Company Limited

Address: China Life Plaza, 16 Financial Street, Xicheng District, Beijing	Address: 20/F China Life Center, No. 17 Financial Street, Xicheng District, Beijing

Telephone: 010-6363 3333	Telephone: 010-6622 1188

Fax: 010-6363 1677	Fax: 010-6622 2699
17.	Assignment.
Without prior written consents of both parties, this Agreement shall not be assigned. However, a party may assign this Agreement to its successors and this Agreement shall be binding on such successors.
18.	Severability.
The invalidity, illegality or unenforceability of some provisions herein under applicable laws, regulations or certain special circumstances shall not affect the effectiveness, legality and implementation of other provisions herein.
19.	Governing Law and Dispute Resolution.
19.1	This agreement shall be governed by, and interpreted and construed in accordance with the laws of PRC.
19.2	Any disputes arising from this Agreement or the execution, effectiveness or interpretation hereof or related to this Agreement shall be settled by both parties through friendly negotiations. If such negotiation fails within 60 days of the dispute, either party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with arbitration rules then in effect. The arbitration award shall be final and binding on both parties.

19.3	When dispute occurs or is under arbitration, other than the matter in dispute, each party shall still be entitled to exercise its other rights hereunder and shall still perform its other obligations hereunder.
20.	Effectiveness, Counterparts and Others.
20.1	The term of this Agreement shall be one year. This Agreement shall come into effect on January 1, 2011 and in effect through December 31, 2011.
20.2	Any exhibit hereto shall be an integral part of this Agreement and constitute the entire agreement together with this Agreement, having the same legal effect as this Agreement, complied with by both parties.
20.3	This Agreement and exhibit hereto may be amended through negotiation between both parties. The amendment can only be made pursuant to a written agreement duly executed by legal representatives or authorized representatives of both parties and upon the approval of both parties through their respective corporate actions. If such amendment constitutes a material and significant change to this Agreement, it shall become effective only upon the notification of and procurement of approval from the HKSE and SSE, subject to the relevant provisions of the Listing Rules as in effect from time to time and the requirements of HKSE, and/or the shareholders’ general meeting of Party A, if applicable.
20.4	Subject to the listing rules of the stock exchange where Party A is listed, this Agreement will be automatically renewed for one-year term, unless either party gives to the other party a written notice to not renew the agreement not less than 90 days’ prior to the expiration of the then current term.
20.5	This Agreement shall be executed in six counterparts, two held by each party, one filed with China Insurance Regulatory Commission, and one filed with HKSE. Each counterpart shall have the same legal effect.
20.6	Both parties shall solve the matters unaddressed herein through negotiation in accordance with applicable laws, regulations and regulatory requirements, and if necessary, may enter into supplementary agreement additionally. Such supplementary agreement shall have the same legal effect as this Agreement.

Exhibit:
“Service Standards Manual for Asset Management by China Life Insurance Asset Management Company Limited Authorized by China Life Insurance Company Limited”

Party A:	Party B:

China Life Insurance Company Limited (Seal)	China Life Insurance Asset Management Company Limited (Seal)

Legal Representative/Authorized Representative (Signature)	Legal Representative/Authorized Representative (Signature)